Exhibit 10.66

LIMITED LIABILITY COMPANY AGREEMENT

of

CRIPPLE CREEK ENERGY, LLC

between

EASTERN COLORADO HOLDINGS, LLC,

as the Common Member,

and

APPLE TEN VENTURES SERVICES, INC.,

as the Preferred Member

Dated as of June 6, 2013

IN RELIANCE UPON CERTAIN EXEMPTIONS FROM REGISTRATION AND QUALIFICATION, THE LIMITED LIABILITY COMPANY INTERESTS DESCRIBED IN AND ISSUED PURSUANT TO THIS AGREEMENT HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES ACT OF ANY STATE OR THE DISTRICT OF COLUMBIA. ACCORDINGLY, NO SUCH LIMITED LIABILITY COMPANY INTEREST MAY BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT.

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5.5	Members’ Expenses	27
ARTICLE 6 CAPITAL CONTRIBUTIONS, LOANS AND LIABILITIES		28
6.1	Capital Contributions of the Common Member	28
6.2	Capital Contributions of the Preferred Member	28
6.3	Capital of the Company	30
6.4	Security Interest	30
ARTICLE 7 CAPITAL ACCOUNTS, PROFITS AND LOSSES AND ALLOCATIONS		30
7.1	Capital Accounts	30
7.2	Profits and Losses	30
ARTICLE 8 APPLICATIONS AND DISTRIBUTIONS; REDEMPTION		32
8.1	Distributions	32
8.2	Overhead Reimbursement	33
8.3	Equity Distributions to the Common Member	33
8.4	Redemption of Preferred Member’s Interest	33
8.5	Extension of Outside Redemption Date	34
ARTICLE 9 TRANSFER OF COMPANY INTERESTS		34
9.1	Restrictions on Transfers	34
9.2	Assignment Binding on Company	34
9.3	Substituted Members	35
9.4	Acceptance of Prior Acts	35
9.5	Additional Limitations	35
ARTICLE 10 DISSOLUTION OF THE COMPANY; WINDING UP AND DISTRIBUTION OF ASSETS		36
10.1	Dissolution	36
10.2	Winding Up	36
10.3	Distribution of Assets	37
ARTICLE 11 AMENDMENTS		37
11.1	Amendments	37
11.2	Additional Members	37
ARTICLE 12 MISCELLANEOUS		38
12.1	Further Assurances	38
12.2	Notices	38
12.3	Exculpation	38
12.4	Headings and Captions	38
12.5	Variance of Pronouns	38
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12.6	Counterparts	38
12.7	Governing Law	39
12.8	Consent to Jurisdiction	39
12.9	Partition	39
12.10	Invalidity	39
12.11	Successors and Assigns	39
12.12	Entire Agreement	39
12.13	Waivers	39
12.14	Confidentiality	40
12.15	No Third Party Beneficiaries	40
12.16	Construction of Documents	41

Exhibit A – Common Member Interest Certificate

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LIMITED LIABILITY COMPANY AGREEMENT
OF
CRIPPLE CREEK ENERGY, LLC

This LIMITED LIABILITY COMPANY AGREEMENT of CRIPPLE CREEK ENERGY, LLC, a Delaware limited liability company (the “Company”), dated as of June 6, 2013, is made by and between EASTERN COLORADO HOLDINGS, LLC, a Delaware limited liability company (together with its permitted successors and assigns, the “Common Member”), and APPLE Ten Ventures Services, Inc., a Virginia corporation (together with its permitted successors and assigns, the “Preferred Member”).

R E C I T A L S

WHEREAS, the Company was formed under the Act pursuant to the Certificate of Formation of the Company, dated as of May 28, 2013, which was filed with the Secretary of State of the State of Delaware on May 28, 2013;

WHEREAS, the Common Member and the Preferred Member desire to adopt this Agreement as the limited liability company agreement of the Company as set forth below.

NOW, THEREFORE, in order to carry out the intentions expressed above and in consideration of the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Common Member and the Preferred Member hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below, which meanings shall be applicable equally to the singular and plural of the terms defined:

“Accrual Period” means the period from and including a Scheduled Distribution Date to but excluding the next Scheduled Distribution Date, except that the first Accrual Period shall be the period from and including the Effective Date to but excluding the first Scheduled Distribution Date thereafter.

“Act” means the Delaware Limited Liability Company Act as set forth in Delaware Code Title 6 §18-101 through §18-1109, as amended from time to time.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls or is Controlled by or is under common Control with such Person.

“Agreement” means this Limited Liability Company Agreement of the Company, as it may hereafter be amended, supplemented or otherwise modified from time to time.

“Annual Financial Statements” has the meaning set forth in Section 5.3(a).

“Approved Replacement Manager” means any entity Controlled by the natural persons agreed upon by the Members as of the Effective Date.

“Assets” means, with respect to a Person, all right, title and interest of such Person in and to all or any portion of the assets of such Person and any property (real, personal, tangible or intangible) or estate acquired in exchange therefor or in connection therewith.

“Assignee” means any Person to whom a limited liability company interest in the Company has been Transferred in a Transfer expressly permitted hereunder and who has not been admitted as a Substituted Member.

“Assignment Agreement” means that certain Contribution and Distribution Agreement, to be entered into by and among the Company, the Common Member and others in substantially the form agreed to by the Members as of the Effective Date.

“Bankruptcy” means, with respect to any Person, (i) if such Person (A) commences a voluntary case or other proceeding or files any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in clause (A), (C) applies for or consents to the appointment of a custodian, trustee, receiver, liquidator or other similar official for itself or any of its Subsidiaries or for a substantial part of its Assets, (D) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) makes a general assignment for the benefit of creditors, (F) takes any action for the purpose of effecting any of the foregoing or (G) admits in writing its inability to pay its debts as they become due; or (ii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of such Person or any of its Subsidiaries or any such Person’s debts, or any substantial part of any such Person’s Assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (B) the appointment of a custodian, trustee, receiver, liquidator or other similar official for such Person or any of its Subsidiaries or for a substantial part of any such Person’s Assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

“Book Value” means, with respect to any Asset of the Company, its adjusted basis for federal income tax purposes, except that the initial Book Value of any Asset contributed by a Member to the Company shall be an amount equal to the agreed gross fair market value of such Asset, and such Book Value shall thereafter be adjusted in a manner consistent with Treasury Regulations Section 1.704‑l(b)(2)(iv)(g) for revaluations pursuant to Section 7.1(b) and for the Depreciation taken into account with respect to such Asset.

“Business Day” means any day other than (i) a Saturday or Sunday and (ii) a day on which federally insured depositary institutions in the Venue State or the State of New York are authorized or obligated by law, governmental decree or executive order to be closed.

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“Capital Account” when used in respect of any Member means the Capital Account maintained for such Member in accordance with Section 7.1, as said Capital Account may be increased or decreased from time to time pursuant to the terms of Section 7.1. The Preferred Member shall not have a Capital Account in the Company with respect to the Preferred Member Interest.

“Capital Contribution” when used with respect to any Member means the aggregate amount of capital contributed to the Company by such Member in accordance with Article 6.

“Certificate” has the meaning set forth in Section 2.11(c).

“Certificate of Formation” means the Certificate of Formation of the Company, dated as of, and filed with the Secretary of State of the State of Delaware on May 28, 2013, as the same may hereafter be amended and/or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, or any corresponding provision(s) of succeeding law and/or regulation.

“Commitment” has the meaning set forth in Section 6.2(a).

“Common Member” has the meaning set forth in the Preamble.

“Common Member Interest” has the meaning set forth in Section 2.11(a).

“Company” means Cripple Creek Energy, LLC, a Delaware limited liability company, as said company from time to time hereafter may be constituted.

“Confidential Information” has the meaning set forth in Section 12.14.

“Contract” means any agreement, instrument or other undertaking (whether written or oral) to which a Person is a party or by which it or any of its properties or Assets is bound.

“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Current Pay Preferred Return” means, with respect to any Accrual Period, an amount equal to the product of (i) the weighted average outstanding Unrecovered Capital of the Preferred Member during such period multiplied by (ii) the Current Pay Preferred Return Rate for such Accrual Period, multiplied by (iii) a fraction the numerator of which is the number of days in such Accrual Period and the denominator of which is 365; it being understood that the Current Pay Preferred Return on any particular portion of the Preferred Member’s Unrecovered Capital shall only accrue from the date on which such portion of the Preferred Member’s Unrecovered Capital was funded or capitalized.

“Current Pay Preferred Return Rate” means, for any Accrual Period, a rate equal to ten percent (10.00%) per annum, cumulative to the extent not paid on a Scheduled Distribution Date provided, however, that upon the occurrence and during the continuance of an Event of Default, the Current Pay Preferred Return Rate shall be immediately increased during such period to a rate

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equal to twelve percent (12.00%) per annum, cumulative to the extent not paid on a Scheduled Distribution Date until such time as such Event of Default has been cured, at which time the Current Pay Preferred Return Rate shall return to the rate otherwise set forth in this definition.

“Deferred Pay Preferred Return” means, with respect to any Accrual Period, an amount equal to the product of (i) the weighted average outstanding Unrecovered Capital of the Preferred Member during such period multiplied by (ii) the Deferred Pay Preferred Return Rate for such Accrual Period, multiplied by (iii) a fraction the numerator of which is the number of days in such Accrual Period and the denominator of which is 365; it being understood that the Deferred Pay Preferred Return on any particular portion of the Preferred Member’s Unrecovered Capital shall only accrue from the date on which it was funded or capitalized.

“Deferred Pay Preferred Return Rate” means, for any Accrual Period, a rate equal to four percent (4.00%) per annum.

“Depreciation” means with respect to any Asset of the Company in any Fiscal Year, all non‑cash deductions allowable under the Code, including all deductions attributable to depreciation or cost recovery with respect to such Assets, including any improvements made thereto and any tangible personal property located therein, or amortization of the cost of any intangible property or other Assets acquired by the Company, which have a useful life exceeding one year; provided, however, that with respect to any of the Company’s Assets the tax basis of which differs from its Book Value, Depreciation shall be an amount which bears the same ratio to such Book Value as the depreciation, amortization or other cost recovery deduction for such period with respect to such Asset for federal income tax purposes bears to its adjusted tax basis as of the beginning of such Fiscal Year; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined using any reasonable method selected by the Common Member.

“Effective Date” means the date of this Agreement set forth in the Preamble.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Event of Default” means the occurrence of any of the following events:

(1) any failure (regardless of the availability of funds) of the Company to distribute on any Scheduled Distribution Date the aggregate unpaid Current Pay Preferred Return for all Accrual Periods ending on or prior to that Scheduled Distribution Date;

(2) any failure (regardless of the availability of funds) of the Company to make any other payments to the Preferred Member in respect of the Preferred Member Interest, in the amounts and at the times required in this Agreement;

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(3) the failure (regardless of the availability of funds) of the Company to redeem or cause to be redeemed the Preferred Member’s Interest in full, and to pay in full the Redemption Price, on the Outside Redemption Date;

(4) if any representation or warranty made by the Common Member in Sections 2.8 or 2.9 of this Agreement or any other representation made by the Common Member in any other Transaction Document shall be untrue in any material respect when made and the Preferred Member has delivered to the Common Member written notice of same; provided that if it is within the control of the Common Member or its Affiliates to render such representation or warranty true by taking action and the same can reasonably be done within thirty (30) days following such notice, then the same shall not be an Event of Default hereunder if such representation or warranty is rendered true within such 30-day period;

(5) if a Bankruptcy occurs with respect to the Company or the Common Member;

(6) if the Company fails to comply with any of the restrictions set forth in Section 3.2 of this Agreement and such failure shall continue for a period of forty-five (45) days after the Common Member receives notice thereof from Preferred Member;

(7) if the Company or any Subsidiary defaults under any Contract that constitutes a Material Contract without reference to any other Contract and such default continues beyond the passage of any applicable cure period with respect thereto, provided that neither a good faith dispute concerning a Material Contract nor the exercise of any termination rights by the Company or any Subsidiary under any Material Contract will constitute a default;

(8) any judgment or order for the payment of money in excess of $1,000,000 in the aggregate (net of independent third-party insurance as to which the insurance carrier does not dispute the coverage of such payment) shall be rendered against the Company or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(9) any provision of any Transaction Document (and any Lien created pursuant thereto in favor of the Preferred Member) shall for any reason cease to be valid and binding on, or enforceable against, the Common Member, the Company or any of the Company’s Subsidiaries, as applicable, or any such Person shall so state in writing, seek to terminate its obligations thereunder, which failure to be valid and binding on, or enforceable against such Person, would be materially prejudicial to the rights of the Preferred Member hereunder or thereunder;

(10) (A) there shall occur a permanent cessation of a substantial part of the business of the Company and its Subsidiaries, taken as a whole, and such cessation materially and adversely affects the Company’s and its Subsidiaries’ (taken as whole) capacity to continue its business on a profitable basis, (B) the Company or any of its Subsidiaries shall suffer the permanent loss or revocation of any material license or

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permit now held or hereafter acquired which is necessary to the continued or lawful operation of its business or (C) the Company and/or its Subsidiaries shall be permanently enjoined, restrained or in any other way prevented by a court, governmental or administrative order from conducting all or any material part of its business, taken as a whole; or

(11) (A) the Permitted Common Member Owners shall, collectively, cease to, directly or indirectly, own and Control greater than fifty percent (50%) of the Common Member or (B) the Common Member shall cease to own one hundred percent (100%) of the Common Member Interest.

“Extended Outside Redemption Date” has the meaning set forth in Section 8.6.

“Fiduciary Duty” has the meaning set forth in Section 3.3.

“Financial Statements” has the meaning set forth in Section 5.3(b).

“Fiscal Year” means the fiscal year of the Company, which is the calendar year, except that the first “Fiscal Year” means the period from the Effective Date until December 31, 2013 and, upon termination of the Company, “Fiscal Year” means the period from the end of the last preceding Fiscal Year to the date of termination.

“Funding Notice” has the meaning set forth in Section 6.2(d).

“Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever of or for any governmental unit (federal, state, county, district, municipal, city or otherwise), whether now or hereafter in existence.

“Guaranty” means that certain Guaranty, dated as of the date hereof, by the Common Member in favor of the Preferred Member.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) indebtedness or liability for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens voluntarily granted on such Person’s property, whether or not the obligation have been assumed by such Person.

“Initial Capital Contribution” has the meaning set forth in Section 6.2(a).

“Initial Outside Redemption Date” means June 1, 2014.

“Interest” means, with respect to any Member, the entire limited liability company interest of that Member in the Company, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

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“Interim Financial Statements” has the meaning set forth in Section 5.3(b).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of less than all of the capital stock or other securities of another Person, or (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person.

“IRS” means the Internal Revenue Service and any successor agency or entity thereto.

“Legal Requirements” means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Company or any of its Subsidiaries or any of their respective Assets (whether now or hereafter enacted and in force).

“Lien” means any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting a Person’s Assets or any portion thereof, or any interest therein (including, without limitation, any conditional sale or other title retention agreement, any sale-leaseback, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any other jurisdiction, domestic or foreign, and mechanics’, materialmen’s and other similar liens and encumbrances), but excluding any royalty, overriding royalty, net profits interest, carried interest, farm out, farm in, back in or other interests used in the oil and gas industry which are or create any preference, charge, priority or other encumbrance on or in connection with an oil and gas leasehold interest that do not result in a Material Adverse Effect.

“List” means the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury, and/or any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing statute, executive order or regulation.

“Losses” has the meaning set forth in Section 7.2.

“Manager” has the meaning set forth in Section 3.1(a).

“Material Adverse Effect” means a material adverse effect on (i) the financial performance, prospects or value of the Assets of the Company and its Subsidiaries taken as a whole, (ii) the financial position or results of operations or business of the Company and its Subsidiaries taken as a whole, or (iii) the ability of the Preferred Member to enforce any of its material rights under the Transaction Documents.

“Material Contract” means each of the following written or oral contracts, obligations, understandings, commitments, leases, instruments, purchase orders, bids or other agreements that are binding on the Company or any of its Subsidiaries or their respective Assets:

(i) each agreement for the lease of oil and/or gas or other personal property, in each case from or to third parties providing for lease payments, the remaining unpaid

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balance of which is in excess of $500,000 or $1,000,000 in the aggregate for all such agreements;

(ii) each agreement pursuant to which any third party is indebted to the Company or its Subsidiaries and the remaining unpaid balance of such indebtedness is in excess of $500,000 or $1,000,000 in the aggregate for all such agreements;

(iii) each agreement establishing a partnership or joint venture involving obligations by the Company or its Subsidiaries in excess of $500,000 or $1,000,000 in the aggregate for all such agreements;

(iv) any license agreement that requires annual payments in excess of $500,000 or $1,000,000 in the aggregate for all such agreements, other than with respect to commercially available software products under standard end-user, shrink wrap, click-to-accept or similar object code license agreements;

(v) each written agreement pursuant to which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed Indebtedness, the outstanding amount of which is more than $500,000 or $1,000,000 in the aggregate for all such agreements;

(vi) each agreement that prohibits the Company or any of its Subsidiaries from conducting its business as has been historically conducted or as is proposed to be conducted;

(vii) each agreement for the employment of any individual on a consulting, full-time or part-time basis providing base annual compensation in excess of $500,000 during any 12-month period; and

(viii) any executory agreement (or group of related agreements) for the purchase of raw materials, products, machinery, equipment or other personal property, or for the furnishing or receipt of services, either the performance of which extends over a period of more than one year or involves consideration in excess of $500,000 annually.

“Member” means each of the Common Member, the Preferred Member and any additional Persons hereafter admitted as a member of the Company in accordance with the provisions of this Agreement, for so long as such Person shall be a member of the Company and any transferee of such Person permitted hereunder and admitted as a member of the Company in accordance with Section 9.3, and “Members” shall mean such Persons, collectively.

“Member-Funded Debt” means any non-recourse debt of the Company that is loaned or guaranteed by any Member and/or is treated as member non-recourse debt with respect to a member under Treasury Regulations Section 1.704-2(b)(4).

“Minimum Gain” means an amount equal to the excess of the principal amount of debt for which no Member is liable (the “non-recourse debt”) over the adjusted basis of the Company’s Assets which represents the minimum taxable gain that would be recognized by the Company if the non-recourse debt were foreclosed upon and the Company’s Assets were transferred to the creditor in satisfaction thereof, and which is referred to as “Company minimum

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gain” in Treasury Regulations Section 1.704-2(b)(2). A Member’s share of Minimum Gain shall be determined pursuant to Treasury Regulations Section 1.704-2.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Option Agreements” means each of the agreements identified by the Common Member in writing delivered to the Preferred Member on the Effective Date.

“Organizational Document” means with respect to any Person (i) in the case of a corporation, such Person’s certificate of incorporation and by-laws, and any shareholder agreement, voting trust or similar arrangement applicable to any of such Person’s authorized shares of capital stock or the holders thereof, (ii) in the case of a limited partnership, such Person’s certificate of limited partnership, limited partnership agreement and any voting trusts or similar arrangements applicable to its partners or any of its partnership interests, (iii) in the case of a limited liability company, such Person’s certificate of formation or certificate of organization, limited liability company agreement and any other document affecting the rights or duties of managers or holders of limited liability company interests or (iv) in the case of any other legal entity, such Person’s organizational documents and all other documents establishing or affecting the duties or rights of holders of equity interests in such Person.

“Outside Redemption Date” means the Initial Outside Redemption Date unless extended pursuant to Section 8.5, in which case the Outside Redemption Date shall mean the Extended Outside Redemption Date, subject to the Preferred Member’s rights under Section 6.2(g).

“Overhead Reimbursement” means an amount equal to $250,000 per month to be paid beginning on the Effective Date and on each Scheduled Distribution Date thereafter.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Percentage Interest” means, with respect to any Common Member, the amount of Capital Contributions (excluding Preferred Capital Contributions) made by such Member over the amount of Capital Contributions (excluding Preferred Capital Contributions) made by all of the Common Members. The Preferred Member will hold a Percentage Interest equal to zero with respect to the Preferred Member Interest.

“Permitted Common Member Owners” means the person agreed to in writing by the Members on the Effective Date and such person’s immediate family members and/or trusts established for the benefit of any one or more of the foregoing, and entities owned or Controlled by any one or more of the foregoing.

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“Permitted Debt” means:

(i) ordinary and customary trade payables incurred in connection with the business of the Company and its Subsidiaries;

(iii) written indemnities entered into in the ordinary course of business and on customary terms and conditions in connection with the acquisition of goods or services, or in connection with the execution of leases or amendments thereto;

(iii) obligations of the Company and its Subsidiaries under oil and gas leases;

(iv) obligations of the Company and its Subsidiaries under vendor financing arrangements entered into in the ordinary course of business; and

(v) purchase money debt and capital lease obligations entered into by the Company and/or its Subsidiaries in the ordinary course of business;

in each case on terms consistent with commercially reasonable industry practices.

“Permitted Investments” means:

(i) Investments held by the Company or any of its Subsidiaries in the form of cash equivalents or short-term marketable debt securities;

(ii) Investments consisting of loans and advances to officers and employees of the Company and its Subsidiaries in the ordinary course of business, not to exceed $25,000 in the aggregate amount outstanding at any one time;

(iii) Investments of the Company or any of its Subsidiaries in any wholly-owned Subsidiary of the Company; and

(iv) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.

“Permitted Liens” means:

(i) obligations of the Company and its Subsidiaries under oil and gas leases;

(ii) Liens arising as a result of vendor financing arrangements permitted hereunder, provided that any such Liens attach only to the property being financed pursuant to such transactions;

(ii) Liens arising as a result of purchase money debt and capital lease obligations entered into by the Company and/or its Subsidiaries in connection with its business, provided that any such Liens attach only to the property being financed pursuant to such transactions;

(iv) Liens for taxes and other impositions not yet delinquent; and

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(v) mechanics’, materialmen’s and other similar liens and encumbrances arising in connection with the business of the Company;

in each case that do not materially interfere with the ordinary conduct of the Company or any of its Subsidiaries, or materially impair the value, use, or marketability of the Assets subject to such Liens.

“Person” means any individual, partnership, corporation, limited liability company, trust or other legal entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or contributed to by the Company or any of its Subsidiaries.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, by the Common Member in favor of the Preferred Member, as such agreement may be amended, modified or supplemented from time to time.

“Preferred Capital Contributions” has the meaning set forth in Section 6.2(a).

“Preferred Member” has the meaning set forth in the Preamble.

“Preferred Member Interest” has the meaning set forth in Section 2.11(a).

“Profits” has the meaning set forth in Section 7.2.

“Redemption Price” means, as of any date, an amount equal to the sum of (i) the Unrecovered Capital as of such date plus (ii) the accrued and unpaid Current Pay Preferred Return and Deferred Pay Preferred Return as of such date plus (iii) any other amounts then due or payable to the Preferred Member hereunder or under the other Transaction Documents.

“Related Parties” has the meaning set forth in Section 12.14.

“Scheduled Distribution Date” means, for any calendar month, the first day of such month or, if such day is not a Business Day, the immediately succeeding Business Day.

“Subsidiary” means any entity in which the Company holds any ownership interest, whether directly or through one or more other Persons.

“Substituted Member” means any Person admitted to the Company as a Member pursuant to the provisions of Section 9.3.

“Tax Matters Member” has the meaning set forth in Section 4.5.

“Transaction Documents” means, collectively, this Agreement, the Guaranty and the Pledge and Security Agreement.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, assignment, substitution, exchange or other disposition whether by operation of law or otherwise and, as a verb, to, voluntarily or involuntary, transfer, sell, assign, substitute, exchange or dispose of, whether by operation of law or otherwise.

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“Treasury Regulations” means the regulations promulgated under the Code, as such regulations are in effect on the date hereof.

“UCC” has the meaning set forth in Section 2.11(b).

“Unrecovered Capital” means, as of any date, with respect to the Preferred Member an amount (but not less than zero) equal to the excess of (a) the sum of (x) the aggregate amount of the Preferred Capital Contributions theretofore made by the Preferred Member pursuant to Article 6 plus (y) any Deferred Pay Preferred Return that is added to the Unrecovered Capital pursuant to Section 8.1(b), over (b) the aggregate amount theretofore distributed to the Preferred Member as a return of capital (including any payment of capitalized Deferred Pay Preferred Return, but excluding any payment of Current Pay Preferred Return) pursuant to Article 8.

“Venue Court” has the meaning set forth in Section 12.8.

“Venue State” means the state agreed to in writing between the Members on the Effective Date.

1.2 Terms Generally. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(b) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(c) references herein to an Article or a Section are to one of the Articles or Sections of this Agreement.

ARTICLE 2

THE COMPANY AND ITS BUSINESS

2.1 Company Name. The business of the Company shall be conducted under the name of “Cripple Creek Energy, LLC” in the State of Delaware and under such name or such assumed names as the Manager deems necessary or appropriate to comply with the requirements of any other jurisdiction in which the Company may be required to qualify.

2.2 Term. The term of the Company commenced with the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on May 28, 2013 and shall continue in full force and effect perpetually unless the Company is dissolved as hereinafter provided.

2.3 Filing of Amendments to the Certificate of Formation. Each of the Members hereby agrees to execute and file any required amendments to the Certificate of Formation and to do or cause to be done all other acts requisite for the continuation of the Company as a limited

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liability company pursuant to the laws of the State of Delaware or any other applicable law, as shall be determined by the Manager.

2.4 Purpose.

(a) The Company is formed solely for the purpose of acquiring, owning, managing, operating, developing, drilling, disposing and otherwise dealing with, whether directly or indirectly through its Subsidiaries, oil and gas leasehold acreage and working interests, producing and selling oil, gas and other minerals and hedging such production, and engaging in any and all activities necessary or incidental to the foregoing.

(b) Neither the Company nor any Member is, or will be, by virtue of executing this Agreement, responsible or liable for any indebtedness or obligation of any other Member incurred or arising either before or after the Effective Date, except that the Company only (and not any Member) has those responsibilities, liabilities, indebtedness, and obligations that the Company expressly assumes as of the Effective Date or incurs after the Effective Date, in each case in accordance with the terms of this Agreement.

2.5 Principal Office; Registered Agent. The principal office of the Company will be located at the address designated by the Members in writing on the Effective Date. The Company may change its place of business to such location or locations as may at any time or from time to time be proposed by the Manager. The mailing address of the Company will be designated in writing by the Members on the Effective Date, or such other address as may be selected from time to time by the Manager. The Company shall maintain a registered office at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801. The name and address of the Company’s registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801.

2.6 Names and Addresses of the Members. All notices and communications required or permitted under this Agreement must be in writing addressed as indicated by the Members in writing as of the Effective Date, and any communication or delivery hereunder will be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Member to be notified; (b) the date shown as received on the return notice if sent by U.S. certified mail, postage prepaid, return receipt requested; (c) if by e-mail, upon actual receipt of such e-mail and, to the extent applicable, satisfaction of the requirements as set forth in the following sentence; or (d) the date shown on the notice of delivery if delivered by Federal Express overnight delivery (or other reputable overnight delivery service). Any notice that is given by email and that includes any attachments to such email must also comply with the following: (i) a separate copy of such email without attachments must also be delivered to the addressees to be notified, and (ii) a copy of any attachments must be made available to each such addressee on an ftp site with the instructions on how to access such site included in the email notice. Either Member may, upon written notice to the other Member, change the address(es) and person(s) to whom such communications are to be directed.

2.7 Duties of Manager. The Manager shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. Any actions taken by the Manager, the Common Member or any representative of the Common Member in connection with the execution, delivery or filing of the Certificate of Formation

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with the Secretary of State of the State of Delaware or the qualification of the Company or its Subsidiaries to do business or any other action relating thereto is hereby ratified, confirmed and approved by the Members as having been authorized by the Company.

2.8 Representations by the Members. Each Member represents, warrants and agrees to and for the benefit of each other Member that, as of the Effective Date:

(a) it is a corporation, limited liability company or partnership, as the case may be, duly organized or formed and validly existing and in good standing under the laws of the state of its organization or formation; it has all requisite corporate, limited liability company or partnership power and authority to enter into this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder;

(b) the execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party has been duly authorized by all necessary corporate, limited liability company or partnership action;

(c) its execution and delivery of this Agreement and each other Transaction Document to which it is a party do not and will not conflict with or violate any of the provisions of its Organizational Documents, any other material agreement to which it is a party, or any Legal Requirements to which it is subject or by which it or its Assets are bound;

(d) there is no action, suit or proceeding pending against such Member or, to its knowledge, threatened in any court or by or before any other Governmental Authority that would materially and adversely affect such Member’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(e) this Agreement and each other Transaction Document to which it is a party is a binding agreement on the part of such Member enforceable against such Member in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights;

(f) (i) each Person owning a 10% or greater interest in such Member (A) is not currently identified on the List, and (B) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States and (ii) such Member has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. This Section 2.8(f) shall not apply to any Person to the extent that such person’s interest in such Member is through either (x) a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person or (y) an “employee pension benefit plan” or “pension plan” as defined in Section 3(2) of ERISA;

(g) it complies with all applicable requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect and shall promptly notify the other Member in writing if any of the foregoing representations,

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warranties or covenants are no longer true or have been breached or if such Member has actual knowledge that they may no longer be true or have been breached; and

(h) except for the finder’s fee to be paid to the parties identified to the Preferred Member in writing by the Common Members as of the Effective Date, there are no brokerage commissions or finders’ fees (or any basis therefor) resulting from any action taken by such Member or any Person acting or purporting to act on their behalf upon entering into this Agreement.

2.9 Representations by the Common Member. As a material inducement to the Preferred Member executing and delivering this Agreement and each of the other Transaction Documents to which it is a party, the Common Member hereby makes the following additional representations and warranties:

(a) (i) as of the date of this Agreement, it is directly owned 100% by Permitted Common Member Owners and (ii) as of any date after the date of this Agreement, it is, directly or indirectly, more than fifty percent (50%) owned and Controlled by Permitted Common Member Owners;

(b) it owns 100% of the Common Member Interest in the Company, free and clear of all Liens whatsoever;

(c) it has provided the Preferred Member with a true and correct copy of each Option Agreements and, upon the assignment of the Option Agreements to the Company pursuant to the Assignment Agreement, the Company shall own the interest of the purchaser under the Option Agreements, free and clear of all Liens other than Permitted Liens;

(d) (i) the Company and each of its Subsidiaries is a corporation, limited liability company or partnership, as the case may be, duly organized or formed and validly existing and in good standing under the laws of the state of its organization or formation; (ii) the Company has all requisite limited liability company power and authority to perform its obligations hereunder; (iii) the Company and each of its Subsidiaries is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or licenses, except in the case of clause (iii) where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(e) (i) as of the date of this Agreement, there is no action, suit or proceeding pending against the Company or any the Company’s Subsidiaries or, to the Common Member’s knowledge, threatened in any court or by or before any other Governmental Authority, and (ii) as of any date after the date of this Agreement, there is no action, suit or proceeding pending against the Company or any the Company’s Subsidiaries or, to the Common Member’s knowledge, threatened in any court or by or before any other Governmental Authority, which, if determined adversely to the Company or any of the Company’s Subsidiaries, would reasonably be expected to have a Material Adverse Effect;

(f) (i) as of the date of this Agreement, the Company has not engaged in any business and (ii) as of any date after the date of this Agreement, the Company has not engaged in any business other than acquiring, owning, managing, operating, developing, drilling,

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disposing and otherwise dealing with, whether directly or indirectly through its Subsidiaries, oil and gas leasehold acreage and working interests, producing and selling oil, gas and other minerals and hedging such production, and engaging in activities necessary or incidental to the foregoing;

(g) as of the date of this Agreement, the Company has no liabilities or obligations and is not a party to or bound by any Contract other than this Agreement and upon the assignment of the Option Agreements to the Company pursuant to the Assignment Agreement, the Assignment Agreement and each of the Option Agreements;

(h) (i) as of the date of this Agreement, the Company has not incurred any Indebtedness and (ii) as of any date after the date of this Agreement, neither the Company nor any of its Subsidiaries has incurred any Indebtedness other than Permitted Debt;

(i) (i) as of the date of this Agreement, the Company has no Assets (including any direct or indirect equity interests in any other Person) and (ii) as of any date after the date of this Agreement, none of the Assets of the Company or any of its Subsidiaries is subject to any Liens other than Permitted Liens;

(j) neither the Company nor any of its Subsidiaries, nor the Common Member, is an “employee benefit plan” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the Assets of the Company or any of its Subsidiaries or the Common Member constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101;

(k) neither the Company nor any of its ERISA Affiliates currently sponsors, maintains, or has any obligation to contribute to any Pension Plan, nor has the Company or any of its ERISA Affiliates sponsored, maintained, or had the obligation to contribute to any Pension Plan in the past;

(l) neither the Company nor any of its Subsidiaries currently sponsors, maintains, or has any obligation to contribute to any Plan that provides health, accident, or life insurance benefits to any former director, employee, or consultant of the Company or any of its Subsidiaries or to the spouse or dependents of such former director, employee, or consultant, other than in accordance with Section 4980B of the Code, nor has the Company or any of its Subsidiaries sponsored, maintained, or had the obligation to contribute to any such Plan in the past;

(m) to the knowledge of the Common Member, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other Federal or state Legal Requirements. Each Plan that is intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS to the effect that such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS with respect thereto. To the knowledge of the Common Member, nothing has occurred that would prevent, or cause the loss of, such qualification. The Company and each Subsidiary has made all required contributions to each Plan on a timely basis;

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(n) there are no pending or, to the knowledge of the Common Member, threatened claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Plan that are material to either the Company or the applicable Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan;

(o) neither the Company nor any of its Subsidiaries has committed or engaged in any unfair labor practice (as defined in the National Labor Relations Act of 1947 and the regulations thereunder, in each case, as amended). There is (i) no unfair labor practice complaint pending or, to the knowledge of the Common Member, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending or threatened, (ii) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Common Member, threatened against the Company or any of its Subsidiaries, (iii) no union representation exists with respect to the employees of the Company or its Subsidiaries and, to the knowledge of the Common Member, no union organizing activities are taking place, (iv) no employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement exists with any employee of the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. None of the Company or its Subsidiaries is a party to any collective bargaining agreement;

(p) with respect to the Financial Statements delivered by the Common Member to the Preferred Member on or prior to any particular date, (i) such Financial Statements fairly present, in all material respects, the financial position of the Company and its Subsidiaries, as of the respective dates thereof, and the results of operations thereof, as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise set forth in the notes thereto and subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the lack of footnotes, and (ii) as of the dates of the Financial Statements, neither the Company nor any of its Subsidiaries had a known obligation, indebtedness or liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due), which was not reflected or reserved against in the balance sheets which are part of the Financial Statements, except for those incurred in the ordinary course of business and which are fully reflected on the books of account of the Company or its Subsidiaries, as applicable, or which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(q) the Company and each of its Subsidiaries is in compliance with all Legal Requirements applicable to it or to its Assets, except in such instances in which (i) such Legal Requirement is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(r) the Company has not entered into this Agreement or the other Transaction Documents with the intent to hinder, delay or defraud its creditors;

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(s) the properties, business and operations of the Company and its Subsidiaries are, as of the date of this Agreement or will as soon as reasonably practicable after the date of this Agreement be at all times, insured with financially sound and reputable insurance companies that are not Affiliates of the Manager or any Member, in such amounts, with such deductibles and covering such risks as, to the knowledge of the Common Member, are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company and such Subsidiaries operate;

(t) no report, certificate or other written information furnished by or on behalf of the Company in connection with any Transaction Document contains any material misstatement of fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading;

(u) the Company and each of its Subsidiaries possess as of the date of this Agreement, or will as soon as reasonably practicable after the date of this Agreement possess, and will thereafter maintain, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business as proposed to be conducted in compliance with all Legal Requirements, except where the failure to possess such any such item would not reasonably be expected to have a Material Adverse Effect;

(v) except for payments by the Company of distributions, fees or salaries to the Manager or Members in accordance with the terms of this Agreement and the other Transaction Documents, the Company has not entered into any transaction with the Manager, the Common Member or any of their respective Affiliates, except for (i) the Assignment Agreement and (ii) such transactions which, as of the effective date thereof, are on terms which are no less favorable (taking into consideration all appropriate factors) to the Company or its applicable Subsidiary than those that would be available on an arm’s-length basis with third parties and are otherwise consistent with commercially reasonable industry practice;

(w) (i) no form of general solicitation or general advertising was used by the Company or any of its representatives in connection with the offer or sale of the Interests to the Members, and (ii) assuming the accuracy of the representations and warranties made by the Preferred Member hereunder, no registration of the Interests pursuant to the provisions of any federal or state securities laws will be required for the offer, sale or issuance of the Interests to the Members pursuant to this Agreement; and

(x) as of the date of this Agreement and before giving effect to the Assignment Agreement, the Company is not a party to any Material Contracts.

2.10 Representations by the Preferred Member. As a material inducement to the Common Member executing and delivering this Agreement and each of the other Transaction Documents to which it is a party, the Preferred Member hereby makes the following additional representations and warranties:

(a) it is, directly or indirectly, 100% owned and Controlled by APPLE Ten Ventures Services, Inc.;

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(b) it owns 100% of the Preferred Member Interest in the Company, free and clear of all Liens whatsoever;

(c) it has been advised to engage and has engaged its own counsel (whether in-house or external) and such other advisers as such Member deems necessary and appropriate; by reason of its business or financial experience, or by reason of the business or financial experience of such Member’s own attorneys, accountants and financial advisors who are not Affiliates of the Company or any other Member and who are not compensated, directly or indirectly, by the Company or any other Member or any Affiliate thereof, it is capable of evaluating the risks and merits of an investment in the Company and of protecting its own interests in connection with this investment (nothing in this Agreement shall be construed to allow any Member to rely upon the counsel acting for another Member or to create an attorney-client relationship between such counsel and such other Member);

(d) it is an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended) and a “qualified purchaser” (as defined in the Investment Company Act of 1940, as amended), and it is acquiring its Interest for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of its Interest;

(e) it is financially able to bear the economic risk of an investment in the Company, including the total loss thereof; and

(f) no Person has at any time expressly or impliedly represented, guaranteed, or warranted to it that it may freely transfer its Interest, that a percentage of profit and/or amount or type of consideration will be realized as a result of an investment in the Company, that cash distributions from Company operations or otherwise will be made to the Members by any specific date or will be made at all, or that any specific tax benefits will accrue as a result of an investment in the Company.

2.11 Classes of Interests; Certificates.

(a) The Company has two classes of Interests outstanding and authorized for issuance: (i) the “Common Interest” (the “Common Member Interest”) and (ii) the “Preferred Interest” (the “Preferred Member Interest”).

(b) The Common Member Interest shall constitute and shall remain a “security” within the meaning of (i) Section 8-102(a)(15) of the Uniform Commercial Code as in effect from time to time in the State of Delaware and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (the “UCC”), such provision of Article 8 of the UCC shall be controlling.

(c) The Preferred Member Interest shall not be certificated. The Common Member Interest shall be evidenced by a certificate in the name of the holder thereof substantially in the

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form of Exhibit B hereto (a “Certificate”). Without any further act, vote or approval of any Member, the Company shall issue a new Certificate in place of any Certificate previously issued if the holder of the limited liability company interests in the Company represented by such Certificate, as reflected on the books and records of the Company:

(1) makes proof by affidavit, in form and substance satisfactory to the Company, that such previously issued Certificate has been lost, stolen or destroyed;

(2) requests the issuance of a new Certificate before the Company has notice that such previously issued Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(3) if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with such surety or sureties as the Company may direct, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Certificate; and

(4) satisfies any other reasonable requirements imposed by the Company.

Upon a Member’s transfer in accordance with the provisions of this Agreement of any or all limited liability company interests in the Company represented by a Certificate, the transferee of such limited liability company interests in the Company shall deliver such Certificate to the Company for cancellation (executed by such transferee on the reverse side thereof), and the Company shall thereupon issue a new Certificate to such transferee for the percentage of limited liability company interests in the Company being transferred and, if applicable, cause to be issued to such Member a new Certificate for that percentage of limited liability company interests in the Company that were represented by the canceled Certificate and that are not being transferred.

2.12 Tax Classification. It is the intent of the Members that each of the Company and all of its Subsidiaries shall always be operated in a manner consistent with its treatment as a “partnership” or a “disregarded entity” for federal, state and local income and franchise tax purposes. In accordance therewith, (a) no Member shall file any election with any taxing authority to have the Company or any Subsidiary treated otherwise, and (b) each Member hereby represents, covenants, and warrants that it shall not maintain a position inconsistent with such treatment. The Common Member agrees that, except as otherwise required by applicable law, it: (i) will not cause or permit the Company or any Subsidiary to elect (A) to be excluded from the provisions of Subchapter K of the Code, if applicable, or (B) to be treated as a corporation or an association taxable as a corporation for any tax purposes; (ii) will cause the Company and each Subsidiary to make any election reasonably determined to be necessary or appropriate in order to ensure the treatment of the Company and each Subsidiary as a partnership or as a disregarded entity for all tax purposes; (iii) will cause the Company and each Subsidiary to file any required tax returns in a manner consistent with its treatment as a partnership or as a disregarded entity for tax purposes; and (iv) has not taken, and will not take, any action that would be inconsistent with the treatment of the Company and each Subsidiary as a partnership or as a disregarded entity for such purposes.

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ARTICLE 3

MANAGEMENT OF COMPANY BUSINESS

3.1 Management and Control.

(a) Subject only to the limitations hereafter set forth, the management of the Company and its business will rest exclusively with one (1) individual (the “Manager”), who will have all the rights and powers of the Company whether derived pursuant to the Act, the Certificate of Formation, this Agreement or conferred by law or are necessary, advisable or convenient in connection with the management of the business of the Company.

(b) Until removed or replaced in accordance with the terms hereof, the Common Member will be the sole Manager. Except as otherwise provided in this Agreement or to the extent prohibited by applicable law, the Manager will (i) manage and control the Company and the Company’s business and affairs and will use reasonable efforts to carry out the business of the Company as set forth in this Agreement and (ii) have the ability to conduct the Company’s business in a manner as determined in the Manager’s sole discretion, consistent with Section 2.4, and be empowered to bind the Company. The Manager will hold office until such Manager’s successor is appointed. It is not a requirement that a Manager be a Member. In the event the Manager resigns, then the Common Member shall have the sole right to appoint a replacement Manager, provided that any replacement other than an Approved Replacement Manager shall require the prior written consent of the Preferred Member, subject to Section 6.2(h). In addition, at any time and from time to time, the Common Member shall have the power to remove and replace the Manager by delivering written notice of such removal to the other Member, provided that any replacement other than an Approved Replacement Manager shall require the prior written consent of the Preferred Member, subject to Section 6.2(h).

(c) Except as expressly provided in this Agreement or in the case of a Member acting as Manager, the Members will have no authority to act for or on behalf of the Company or to control the business of the Company. The Manager will, on request of the Members, provide copies of business plans, budgets and other information prepared by the Manager in the ordinary course of the Manager’s operation of the Company. The Members agree to execute and deliver such instruments as might be required from time to time in the conduct of the Company’s business.

(d) The Manager will cause the Company and each of its Subsidiaries to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and to comply in with all Legal Requirements applicable to the Company and its Subsidiaries, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(e) In connection with the conduct of the business of the Company, the Manager may, subject to Section 3.2(g), from time to time engage one or more Persons that are Affiliates of the Manager or the Common Member to perform services on behalf of the Company and/or its Subsidiaries, the costs of which shall be paid by the Company and/or its Subsidiaries and is not included as part of the Overhead Reimbursement.

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3.2 Operating Restrictions. Without the consent of both the Common Member and the Preferred Member (which consent, with respect only Section 3.2(e) for the sale of any material Asset, will not be unreasonably withheld, conditioned or delayed), the Company shall not, nor permit any of its Subsidiaries to, do any of the following:

(a) incur any Indebtedness other than Permitted Debt;

(b) grant or permit any Liens on any of its Assets other than Permitted Liens;

(c) engage in any business other than acquiring, owning, managing, operating, developing, drilling, disposing and otherwise dealing with, whether directly or indirectly through its Subsidiaries, oil and gas leasehold acreage and working interests, producing and selling oil, gas and other minerals and hedging such production, and engaging in activities necessary or incidental to the foregoing;

(d) issue any equity interests (including any securities convertible into equity interests), other than any issuance of equity interests where (i) such equity interests rank junior in priority to the Preferred Member Interest and are pledged to the Preferred Member on the same terms and conditions as in the Pledge and Security Agreement and (ii) following such issuance, the Common Member continues to Control more than 50% of the Common Member Interest;

(e) consolidate or merge with or into any other Person or sell any material Asset, except for mergers, or consolidations or sales that are solely between or among the Company and/or its Subsidiaries; provided that (i) in any merger between a Subsidiary and the Company, the Company must be the continuing or surviving Person, and (ii) in any merger between the Company’s Subsidiaries where one of such Subsidiaries is wholly owned by the Company and the other such Subsidiary is not wholly owned by the Company, the wholly-owned Subsidiary must continue or survive the merger as a wholly-owned Subsidiary of the Company;

(f) (i) create or permit to exist any Subsidiary unless the Company owns not less than 100% of the equity interests of such Subsidiary or (ii) make any Investments other than Permitted Investments;

(g) enter into any transaction with the Manager, the Common Member or any of their respective Affiliates unless such transaction, as of the effective date thereof, is on terms which are no less favorable (taking into consideration all appropriate factors) to the Company or its applicable Subsidiary than those that would be available on an arm’s-length basis with third parties and are otherwise consistent with commercially reasonable industry practice;

(h) (i) enter into any Contract (other than this Agreement and the other Transaction Documents) that prohibits the Company from paying all or any portion of the Current Pay Preferred Return or any other payments due in respect of the Preferred Member Interest or that otherwise conflicts with the terms of this Agreement or (ii) agree to enter into any such Contract;

(i) enter into any Contract whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and

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thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred;

(j) pay any management or similar fees to the Common Member or any of its Affiliates (other than distributions or payments otherwise required or permitted hereunder), or enter into any Contract providing for such payments;

(k) make any material change in accounting treatment or reporting practices, except as required by generally accepted accounting principles, or change its Fiscal Year, except to change the Fiscal Year of a Subsidiary to conform its Fiscal Year to that of the Company;

(l) redeem or repurchase (or pay to or set aside payment for a sinking fund established for such purposes), or pay or declare any dividends or other distributions with respect to any equity interest of the Company or any its Subsidiaries other than the Preferred Member Interest, except to the extent expressly permitted or required hereunder and except for dividends or other distributions from a Subsidiary to the Company or another Subsidiary;

(m) compensate its executive officers, managers, directors, or any relative or family member thereof, whether by means of salary, bonus, profit sharing, options, dividends or any other means other than as provided in the Company’s annual budget;

(n) fail to maintain with financially sound and reputable insurance companies that are not Affiliates of the Manager or any Member, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and otherwise mutually acceptable to the Preferred Member and the Common Member. All such policies shall (i) name the Preferred Member and the Common Member as additional insured under an endorsement satisfactory to the Preferred Member and the Common Member, and (ii) provide for 30 days’ written notice to the Preferred Member and the Common Member before such policy is altered or canceled. All of the insurance policies required hereby shall be evidenced by one or more certificates of insurance delivered to the Preferred Member and the Common Member on the date of this Agreement and at such other times as the Preferred Member or the Common Member may separately request from time to time;

(o) fail to comply with all Legal Requirements, and all orders, writs, injunctions and decrees applicable to it or to its business or Assets, except in such instances in which (i) such Legal Requirement or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; or

(p) dissolve or liquidate the Company.

3.3 Waiver of Fiduciary Duties; Only Contractual Duties Herein Control.

(a) To the fullest extent permitted by applicable law, and in reliance on, inter alia, Section 18-2017 of the Act, each Member hereby expressly waives any fiduciary duty and any

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implied duties that might be owed to such Member, the Company or any Subsidiary by the Manger, the Common Member or any other Member.

(b) Wherever in this Agreement the Manager or any Member is permitted or required to make a decision or determination or take an action, then unless otherwise expressly provided herein, the Manager or such Member, as applicable, may make that decision or determination, or take such action or omit to take such action, in its sole and absolute discretion.

3.4 Subsidiaries. Subject to Section 3.2, the Manager, on behalf of the Company, may form at any time one or more Subsidiaries to hold title to all or any portion of the Company’s Assets or to otherwise conduct the business of the Company. Any and all references herein to the Company or the Manager causing or directing any action on behalf of a Subsidiary shall be deemed to refer to the Company causing (or the Manager causing the Company to cause), in its capacity as the member, partner, manager, shareholder or other equity owner of such Subsidiary, such action to be taken for and on behalf of such Subsidiary. Any and all references herein to the Manager causing the Company to do something shall be construed to mean causing either the Company or a Subsidiary to take such action, as determined by the Manager in its discretion, subject to the terms and conditions of Section 3.2. Any action to be taken by any such Subsidiary shall be construed as an action taken by the Company and shall be subject to the same rights and limitations granted to and imposed on the Members under this Agreement.

ARTICLE 4

RIGHTS AND DUTIES OF MEMBERS

4.1 Other Activities of the Members.

(a) Except as otherwise provided in this Agreement (including but not limited to Section 3.3), the Manager and each Member may engage or invest in any other activity or venture, whether or not competitive with the Company and/or any Subsidiary, or possess any interest therein independently or with others, (ii) none of the Members, the Manager, the Company, any Subsidiary or any other Person employed by, related to or in any way affiliated with any Member, the Manager, the Company or any Subsidiary shall have any duty or obligation to disclose or offer to the Company, any Subsidiary or any Member, or obtain for the benefit of the Company, any Subsidiary or the Members, any other activity or venture or interest therein, and (iii) none of the Company, any Subsidiary, any Member, the creditors of the Company or any Subsidiary or any other Person having any interest in the Company or any Subsidiary shall have (A) any claim, right or cause of action against any Member or any other Person employed by, related to or in any way affiliated with, any Member by reason of any direct or indirect investment or other participation, whether active or passive, in any such activity or venture or interest therein, or (B) any right to any such activity or venture or interest therein or the income or profits derived therefrom. The Company renounces, on behalf of the Company and/or any Subsidiary, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, or right to be informed of, any corporate opportunity, including any potential transaction, investment, or business opportunity in which the Company and/or any Subsidiary could otherwise have any expectancy or interest.

(b) Except as otherwise provided in this Agreement (including but not limited to Section 3.3), the fact that the Manager, a Member, an Affiliate of a Member, or any officer,

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director, employee, member, partner, shareholder, subsidiary, parent company, consultant or agent of such Member or such Affiliate, is directly or indirectly interested in or connected with any Person employed by the Company or any Subsidiary to render or perform a service, or from or to whom the Company or any Subsidiary may buy or sell any property or have other business dealings, does not prohibit, limit or restrict the right of the Common Member to cause the Company and/or any Subsidiary to employ, hire, engage or otherwise retain that Person at competitive rates of compensation, and neither the Company or any Subsidiary nor any of the other Members has any right in or to any income or profits derived therefrom.

4.2 Manager and Member Exculpation; Indemnification.

(a) Except as otherwise expressly set forth in this Agreement, neither the Manager nor any Member nor any of such Member’s Affiliates shall be liable, responsible or accountable in damages to the Company or any Subsidiary, any third party or to any other Member for (i) any act, omission, alleged act or alleged omission performed within the scope of the authority conferred on the Manager or the Member by this Agreement except for fraud, gross negligence, willful misconduct or knowing violation of law of the Manager or Member in carrying out its obligations hereunder, (ii) the Manager or Member’s performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to the Company or any Subsidiary or (iii) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company or any Subsidiary selected, engaged or retained in good faith and with reasonable prudence; provided, however, the foregoing is not intended to exculpate the Company, the Manager or the Member for acts in breach of the terms and conditions of this Agreement, including breaches by such Person of any applicable Fiduciary Duty.

(b) In any threatened, pending or completed action, suit or proceeding brought by an unaffiliated third party, the Company shall indemnify and defend the Manager and the Member and/or such Member’s Affiliates against all damages, penalties, costs, and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees, costs of investigation, fines, judgments and amounts paid in settlement, actually incurred by the Manager or the Member and/or such Member’s Affiliates in connection with the action, suit or proceeding) by virtue of its status as the Manager or Member or an Affiliate of the Member or in any of its capacities provided for hereunder, other than liabilities and losses resulting from the Manager or the Member’s acts or omissions for which such Person is not excused from liability by virtue of Section 4.2(a). If any such Manager, Member or Affiliate receives actual notice of any claim or the commencement of any claim that could give rise to an obligation on the part of the Company to defend and indemnify such Person, such Person shall promptly give the Company written notice thereof; provided, that the failure to promptly notify the Company will not relieve the Company of any liability that it may have to any such Person, except, and solely to the extent, that the Company demonstrates that such failure actually damages the Company or materially prejudices the Company’s ability to defend against such claim.

4.3 Title to Company Assets. No Member, individually or collectively, will have any ownership interest in the Assets of the Company or any of its Subsidiaries or any portion thereof. If, for any reason, legal title to any such Asset is held in the name of a Member or an Affiliate of a Member, such Person will hold such Asset solely for the use and benefit of the Company or its applicable Subsidiary, as the case may be, in accordance with this Agreement. The Assets of the Company and its Subsidiaries will be recorded as the property of the Company

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or such Subsidiary on its books and records, irrespective of the name in which legal title to such Assets is held.

4.4 Designation of Tax Matters Member. For any period during which the Company or any Subsidiary is treated as a “partnership” for federal income tax purposes, the Common Member is hereby designated as the “tax matters partner” of the Company and any Subsidiary, as provided in the regulations promulgated under Section 6231 of the Code (the “Tax Matters Member”). Each Member shall execute, certify, acknowledge, deliver, swear to, file and record all documents necessary or appropriate to evidence its approval of this designation. Each Member reserves all rights under applicable law, including the right to retain independent counsel of its choice at its expense. The Company shall indemnify the Tax Matters Member for, and hold it harmless against, any claims made against it in its capacity as Tax Matters Member in accordance with, and subject to the limitations in, Section 4.2. Nothing in this Section 4.5 limits the ability of any Member to take any action in its individual capacity relating to the Company that is left to the determination of an individual Member under Section 6222 to 6231 of the Code or any similar provision of state or local law. Expenses incurred by the Tax Matters Member shall be borne by the Company, subject, however, to the limitations in Section 4.2. Such expenses shall include, without limitation, fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out-of-pocket costs and expenses. Any decisions made by the Tax Matters Member, including, without limitation, whether or not to settle or contest any tax matter, whether or not to extend the period of limitations for the assessment or collection of any tax and the choice of forum for such contest shall be made in the Tax Matters Member’s sole discretion.

ARTICLE 5

BOOKS AND RECORDS; ANNUAL REPORTS; EXPENSES AND OTHER MATTERS

5.1 Books of Account. At all times during the continuance of the Company, the Manager shall keep or cause to be kept true and complete books of account in which shall be entered fully and accurately each transaction of the Company. Such books shall be kept on the basis of the Fiscal Year in accordance with the accrual method of accounting, and shall reflect all Company transactions in accordance with generally accepted accounting principles.

5.2 Availability of Books of Account. All of the books of account referred to in Section 5.1, together with an executed copy of this Agreement and the Certificate of Formation, and any amendments thereto, shall at all times be maintained at the Company’s principal place of business or such other location within the Venue State as the Manager may propose, and upon reasonable notice to the Manager, shall be open to the inspection and examination of each other Member or its representatives during reasonable business hours.

5.3 Annual Reports and Statements; Tax Reports; Notices.

(a) For each Fiscal Year, the Manager shall send to each Member, within sixty (60) days after the end of such Fiscal Year, a compilation annual report of the Company and its Subsidiaries (on a consolidated basis) and within one hundred twenty (120) days an audited consolidated annual balance sheet, profit and loss statement and a statement of changes in financial position, and a statement showing distributions to the Members, all prepared in

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accordance with generally accepted accounting principles consistently applied (such financial statements, the “Annual Financial Statements”.

(b) For each calendar quarter, the Manager shall send to each Member, within sixty (60) days after the end of such quarter, quarterly financial statements of the Company its Subsidiaries (on a consolidated basis) including a quarterly unaudited consolidated balance sheet, profit and loss statement and a statement of changes in financial position, and a statement showing distributions to the Members, all prepared in accordance with generally accepted accounting principles consistently applied (such financial statements, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(c) In addition, during any period in which the Company is treated as a “partnership” for federal income tax purposes, the Manager shall send to each Member all completed IRS Schedule K-1’s no later than March 31st of each year.

(d) The Company shall cause the Company’s independent accountants to prepare (under the oversight of the Manager), on an accrual basis, all federal, state and local tax returns required to be filed by the Company and its Subsidiaries, and shall cause each Subsidiary to file all such returns and other reports that it is required by law to file. The Company shall prepare or cause to be prepared all required returns as if the Company and the Subsidiaries named in the return were each a partnership or a disregarded entity for federal tax purposes.

(e) The Manager shall give prompt written notice to each Member of any litigation or governmental proceedings pending or threatened (in writing) against the Company or any Subsidiary which, if determined adversely to such Person, could reasonably be expected to have a Material Adverse Effect.

5.4 Accounting Expenses. All out‑of‑pocket expenses payable in connection with the keeping of the books and records of the Company and the preparation of financial statements and federal and local tax and information returns required to implement the provisions of this Agreement or required by any Governmental Authority with jurisdiction over the Company shall be borne by the Company as an ordinary expense of its business and will not be part of the Overhead Reimbursement.

5.5 Members’ Expenses.

(a) On the Effective Date, the Company will reimburse each Member for the reasonable out-of-pocket costs and expenses (including reasonable legal fees and disbursements of external counsel) incurred by such Member in connection with the negotiation of this Agreement and the other Transaction Documents.

(b) The Company covenants and agrees to reimburse the Preferred Member, within ten (10) Business Days following receipt of written notice from the Preferred Member, for all reasonable out-of-pocket expenses incurred by the Preferred Member in connection with enforcing any obligations of or collecting any payments due from the Company under this Agreement.

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ARTICLE 6

CAPITAL CONTRIBUTIONS,

LOANS AND LIABILITIES

6.1 Capital Contributions of the Common Member. On the Effective Date, the Common Member funded the amount of $100 as a capital contribution to the Company and owns 100% of the Common Member Interest of the Company. The Common Member shall be entitled, but shall not be obligated, to from time to time fund additional capital contributions to the Company for any purpose, and any such capital contributions made by the Common Member shall be made in exchange for additional Common Member Interest.

6.2 Capital Contributions of the Preferred Member.

(a) The Preferred Member hereby commits to fund up to $100,000,000 (the “Commitment”) of capital contributions to the Company pursuant to the terms of this Section 6.2. All capital contributions made by the Preferred Member pursuant to this Section 6.2 (the “Preferred Capital Contributions”) shall be made in exchange for additional Preferred Member Interest.

(b) Subject to the terms and conditions set forth in this Section 6.2, the Manager, on behalf of the Company, shall be entitled to request the Preferred Member to fund, and the Preferred Member shall fund, Preferred Capital Contributions to the Company in the manner set forth in Section 6.2(e), in the amount of up to $80,000,000 in the aggregate commencing on the date of this Agreement, and of up to the entire $100,000,000 commencing on July 1, 2013, until the Outside Redemption Date. If any Preferred Capital Contributions are funded, then such funding shall permanently reduce the amount of the Preferred Member’s Commitment, even if such Preferred Capital Contributions are subsequently returned to the Preferred Member. The Commitment shall not be reduced in the event the Deferred Pay Preferred Return is capitalized into Unrecovered Capital.

(c) Subject to the satisfaction or waiver by the Preferred Member of the conditions set forth in clauses (2) through (5) of Section 6.2(d), the Preferred Member shall fund $80,000,000 of Preferred Capital Contributions to the Company on June 6, 2013 (the “Initial Capital Contribution”). The Members acknowledge and agree that, simultaneously with the funding of the Initial Capital Contribution to the Company pursuant to this Section 6.2(c), the Option Agreements shall be assigned to the Company and the Company shall immediately reimburse the assignor of the Option Agreements for any purchase deposits funded by the assignor or its Affiliates with respect to such Option Agreements all as contemplated by the Assignment Agreement.

(d) The obligation of the Preferred Member to fund Preferred Capital Contributions (other than Preferred Capital Contributions to be funded by the Preferred Member pursuant to Section 6.2(c) above) shall be subject to the satisfaction or waiver by the Preferred Member of each of the following conditions:

(1) the Manager shall have delivered (except for the Initial Capital Contribution) written notice (each, a “Funding Notice”) to the Preferred Member setting forth the amount of the Preferred Capital Contributions being requested, the date on

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which such Preferred Capital Contributions must be funded which date must be no less than five (5) Business Days following the date of such notice) and the proposed use of proceeds for such Preferred Capital Contributions;

(2) no Event of Default shall have occurred and be continuing as of the date of the Funding Notice or the date on which the Preferred Capital Contributions are due;

(3) each of the representations and warranties of the Common Member in this Agreement and the other Transaction Documents shall be true, complete and correct in all material respects as of the date of the Funding Notice and the date on which the Preferred Capital Contributions are due;

(4) the Common Member shall have delivered to the Preferred Member a certificate of one of the Common Member’s officers, certifying on behalf of the Common Member that the conditions set forth in clauses (2) and (3) of this Section 6.2(d) have been satisfied as of the date of such certificate.

(e) Following the satisfaction or waiver by the Preferred Member of the conditions set forth in Section 6.2(c) or Section 6.2(d), as applicable, the Preferred Member shall deliver to the Company, by wire transfer of immediately available funds, an amount equal to the requested Preferred Capital Contributions on the date on which the requested Preferred Capital Contributions are due.

(f) The Manager, on behalf of the Company, shall have the right at any time to terminate the Commitment of the Preferred Member by delivering written notice thereof to the Preferred Member.

(g) Upon the occurrence and during the continuance of an Event of Default, the Preferred Member shall have the right (but not the obligation) to:

(1) terminate its Commitment, by delivering written notice thereof to the Common Member;

(2) exercise its rights under the Guaranty and the Pledge and Security Agreement, including the right to foreclose on the Common Member Interest pledged to the Preferred Member pursuant to the terms thereof; and/or

(3) accelerate the Outside Redemption Date by delivering written notice thereof to the Common Member.

(h) If any Event of Default shall occur and be continuing, the Preferred Member may elect to proceed to protect and enforce its rights under this Agreement and the other Transaction Documents by exercising such remedies as are available to the Preferred Member under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or the other Transaction Documents or in aid of the exercise of any power granted in this Agreement or the other Transaction Documents. No remedy conferred upon the Preferred Member in this Agreement or the Transaction Documents is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy

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conferred herein or now or hereafter existing at law or in equity or by statute or otherwise. At such time that the exercise of such remedies results in the Common Member and any of its Affiliates owning no membership interest in the Company, the Preferred Member shall have the right to remove the Manager and appoint a replacement Manager, who shall serve until his or her resignation or earlier removal.

6.3 Capital of the Company. Except as expressly provided for in this Agreement, no Member shall be entitled to withdraw or receive any interest or other return on, or return of, all or any part of its Capital Contribution, or to receive any of the Company’s Assets (other than cash) in return for its Capital Contribution. No Member shall be entitled to make a Capital Contribution to the Company except as expressly authorized or required by this Agreement.

6.4 Negative Pledge. The Company shall not grant, incur, or permit to exist any mortgage or security interest in the oil and gas rights to be acquired by the Company or any of its Subsidiaries with the proceeds of the Preferred Capital Contributions, other than Permitted Liens. The Company agrees that the Preferred Member may file a notice of such restrictions of record in the form agreed to by the Members in writing on the Effective Date at any time after any assignment or other conveyance of such oil and gas rights in favor of the Company is recorded in the appropriate county and state.

ARTICLE 7

CAPITAL ACCOUNTS, PROFITS
AND LOSSES AND ALLOCATIONS

7.1 Capital Accounts.

(a) The Company shall maintain a Capital Account for each Member in accordance with federal income tax accounting principles. Each Member’s Capital Account as of the Effective Date will be equal to its Capital Contribution pursuant to Article 6. Notwithstanding the foregoing, the Preferred Member shall not be treated as a partner in a partnership for federal, state or local income tax purposes, and shall not have a capital account in the Company with respect to the Preferred Member Interest.

(b) The Capital Account of each Member shall be increased by the amount of any cash subsequently contributed to the capital of the Company by such Member pursuant to Article 6. In all respects, the Member’s Capital Accounts shall be determined in accordance with the detailed capital accounting rules set forth in Treasury Regulations Section 1.704–1(b)(2)(iv) and shall be adjusted upon the occurrence of certain events as provided in Treasury Regulations Section 1.704–1(b)(2)(iv)(f).

(c) A transferee of all (or a portion) of an Interest shall succeed to the Capital Account (or portion of the Capital Account) attributable to the transferred Interest.

7.2 Profits and Losses.

(a) The profits and losses of the Company (“Profits” and “Losses”) shall be the net income or net loss (including capital gains and losses), respectively, of the Company determined for each Fiscal Year in accordance with the accounting method followed for

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federal income tax purposes except that in computing Profits and Losses, all depreciation and cost recovery deductions shall be deemed equal to Depreciation and gains or losses shall be determined by reference to Book Value rather than tax basis.

(b) Whenever a proportionate part of the Profits or Losses is allocated to a Member, every item of income, gain, loss, deduction or credit entering into the computation of such Profits or Losses or arising from the transactions with respect to which such Profits or Losses were realized shall be credited or charged, as the case may be, to such Member in the same proportion; provided, however, that “recapture income”, if any, shall be allocated to the Members who were allocated the corresponding depreciation deductions.

(c) If any Member transfers all or any part of its Interest during any Fiscal Year or its Interest is increased or decreased, Profits and Losses attributable to such Interest for such Fiscal Year shall be apportioned between the transferor and transferee or computed as to such Members, as the case may be, ratably on a daily basis, provided in all events that any apportionment described above shall be permissible under the Code and applicable regulations thereunder.

(d) For all purposes, including federal, state and local income tax purposes, Profits shall be allocated each year among all the Members in proportion to their Percentage Interests.

(e) For all purposes, including federal, state and local income tax purposes, Losses shall be allocated each year among all the Members in proportion to their Percentage Interests.

(f) Notwithstanding Sections 7.2(d) and (e) hereof,

(1) For federal income tax purposes but not for purposes of crediting or charging Capital Accounts, depreciation or gain or loss realized by the Company with respect to any property that was contributed to the Company or that was held by the Company at a time when the Book Value of the Company’s Assets was adjusted pursuant to the second sentence of Section 7.1(b) shall, in accordance with Section 704(c) of the Code and Treasury Regulation Section 1.704‑1(b)(2)(iv)(d) and (f), be allocated among the Members in a manner which takes into account the differences between the adjusted basis for federal income tax purposes to the Company of its interest in such property and the fair market value of such interest at the time of its contribution or revaluation.

(2) If there is a net decrease in the Minimum Gain of the Company during a taxable year (including any Minimum Gain attributable to Member-Funded Debt), each Member at the end of such year shall be allocated, prior to any other allocations required under this Article 7, items of gross income for such year (and, if necessary, for subsequent years) in the amount and proportions described in Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(4).

(3) Notwithstanding the allocations provided for in Sections 7.2(d) and (e), no allocation of an item of loss or deduction shall be made to a Member to the extent such allocation would cause or increase a deficit balance in such Member’s Capital Account as of the end of the taxable year to which such allocation relates. If any Member receives an adjustment, allocation or distribution that causes or increases such a deficit balance, taking into account the rules of Treasury Regulation Sections

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1.704-1(b)(2)(ii)(d)(4), (5) and (6), such Member shall be allocated (after taking into account any allocations made pursuant to Section 7.2(f)(2)) items of income and gain in an amount and manner to eliminate the Member’s Capital Account deficit attributable to such adjustment, allocation or distribution as quickly as possible. For purposes of this Section 7.2(f)(3), there shall be excluded from a Member’s deficit Capital Account balance at the end of a taxable year of the Company (a) such Member’s share, determined in accordance with Section 704(b) of the Code and Treasury Regulation Section 1.704-2(g) of Minimum Gain (provided that in the case of Minimum Gain attributable to Member-Funded Debt, such Minimum Gain shall be allocated to the Member or Members to whom such debt is attributable pursuant to Treasury Regulation Section 1.704-2(i)) and (b) the amount, if any, that such Member is obligated to restore to the Company under Treasury Regulation Section 1.704-1(b)(2)(ii)(c).

(4) Notwithstanding the allocations provided for in subsection (1) of this Section 7.2(f) and Sections 7.2(d) and (e), if there is a net increase in Minimum Gain of the Company during a taxable year of the Company that is attributable to Member-Funded Debt then first Depreciation, to the extent the increase in such Minimum Gain is allocable to depreciable property, and then a proportionate part of other deductions and expenditures described in Section 705(a)(2)(B) of the Code, shall be allocated to the lending or guaranteeing Member (and to joint lenders or guarantors in proportion to their relative obligations), provided that the total amount of deductions so allocated for any year shall not exceed the increase in Minimum Gain attributable to such Member-Funded Debt in such year.

(5) Any special allocation under Sections 7.2(f)(2) through (4) shall be taken into account in computing subsequent allocations of Profits and Losses of any item applied to operating expenses and capital expenditures so that the net amount of any items so allocated and the Profits, Losses and all items thereof allocated to each Member pursuant to this Article 7 shall, to the extent permissible under Sections 704(b) of the Code and the Treasury Regulations promulgated thereunder, be equal to the net amount that would have been allocated to each Member pursuant to this Article 7 if such special allocation had not occurred.

(g) Any amounts paid by the Company to the Preferred Member in respect of the Current Pay Preferred Return or the Deferred Pay Preferred Return shall be treated as the payment of interest on indebtedness for federal income tax purposes and shall be deducted from allocations of Profits and Losses to all Members.

ARTICLE 8

APPLICATIONS AND DISTRIBUTIONS; REDEMPTION

8.1 Distributions of the Preferred Return.

(a) On each Scheduled Distribution Date, the Manager shall cause the Company to distribute to the Preferred Member an amount equal to any unpaid Current Pay Preferred Return, if any, for any Accrual Periods ending on or prior to such Scheduled Distribution Date.

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(b) The Company may elect, in its sole discretion, to make distributions to the Preferred Member of any unpaid Deferred Pay Preferred Return. To the extent that the Deferred Pay Preferred Return for any Accrual Period is not paid on the following Scheduled Distribution Date, such unpaid Deferred Pay Preferred Return shall be added to the amount of the Unrecovered Capital; provided that in no event shall any capitalization of unpaid Deferred Pay Preferred Return reduce the amount of the Preferred Member’s Commitment hereunder.

8.2 Overhead Reimbursement. On each Scheduled Distribution Date, only after the distribution to the Preferred Member of all unpaid Current Pay Preferred Return pursuant to Section 8.1(a) and so long as no Event of Default has occurred and is continuing, the Manager shall cause the Company to distribute an amount equal to the Overhead Reimbursement then due to the Common Member.

8.3 Equity Distributions to the Common Member. After payment of any amounts then due and owing by the Company to the Preferred Member pursuant to this Agreement, the Common Member shall be entitled to all income and profits from the business of the Company. The Manager may, from time to time, cause the Company to make distributions to the Common Member, provided that no distributions may be made by the Company to the Common Member pursuant to this Section 8.3 unless and until the Preferred Member’s Interest in the Company has been redeemed in full and the Preferred Member has received the Redemption Price. Notwithstanding the foregoing, the Company shall be entitled to make the payments and distributions to its Affiliates that are contemplated by the Assignment Agreement, it being understood that the distribution to the Common Member contemplated by the Assignment Agreement shall be treated as a reimbursement of preformation capital expenses pursuant to Treasury Regulations Section 1.707-4(d).

8.4 Redemption of Preferred Member’s Interest.

(a) The Company shall redeem the Preferred Member’s Interest in the Company in full on the Outside Redemption Date by paying to the Preferred Member the Redemption Price.

(b) The Company shall have the right, at any time on or prior to the Outside Redemption Date, to redeem the Preferred Member’s Interest in full (but not in part) by paying to the Preferred Member the Redemption Price (as calculated immediately prior to such payment), provided that the Company shall have given at least five (5) Business Days prior written notice of such payment and redemption in full. Upon any such redemption in full pursuant to this Section 8.4(b), the obligation of the Preferred Member to fund the Commitment shall be terminated.

(c) The Company shall have the right, at any time prior to the Outside Redemption Date, to return to the Preferred Member part of its Unrecovered Capital, provided that (i) the Company shall have given at least five (5) Business Days prior written notice of such payment and redemption in full and (ii) such repayment is accompanied by payment to the Preferred Member of all accrued and unpaid Current Pay Preferred Return and Deferred Pay Preferred Return on the portion of the Unrecovered Capital being returned.

(d) Upon redemption of the Preferred Member’s Interest in full pursuant to the terms of this Agreement, such Member’s Interest shall be deemed redeemed and no longer

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outstanding for all purposes hereunder and the Preferred Member shall no longer be a Member of the Company and shall be deemed to have withdrawn from the Company. If the Preferred Member’s Interest is redeemed in accordance with this Agreement, the Preferred Member shall deliver written confirmation of such redemption promptly following the request of the Company or the Common Member.

8.5 Extension of Outside Redemption Date. Provided that no Event of Default exists as of the Initial Outside Redemption Date, the Common Member shall have the right, at its option, to extend the Outside Redemption Date to June 1, 2015 (the “Extended Outside Redemption Date”) by giving notice of the exercise of such option to the Preferred Member at least ten (10) Business Days prior to the Initial Outside Redemption Date.

ARTICLE 9

TRANSFER OF COMPANY INTERESTS

9.1 Restrictions on Transfers.

(a) Except as expressly permitted in Section 9.1(b) below, neither Member may Transfer, or permit the Transfer of all or any of its Interest to any Person and no Person owning any direct or indirect legal, beneficial or other interest in any Member may Transfer, or permit the Transfer, of such interest, in each case without the other Member’s prior written consent.

(b) The following Transfers shall be permitted (any such permitted transfers, “Permitted Transfers”):

(1) Transfers of direct or indirect interests in the Common Member so long as the Common Member continues to be more than fifty percent (50%) owned and Controlled, directly or indirectly, by one or more Permitted Common Member Owners;

(2) Transfers of direct or indirect interests in the Preferred Member so long as the Preferred Member continues to be owned and Controlled, directly or indirectly, by [                         ] and [                       ], remains liable to fund any unfunded portion of the Preferred Member’s Commitment; and/or

(3) Transfers by the Preferred Member of all or any portion of its Preferred Member Interest to Affiliates of APPLE Ten Ventures Services, Inc., so long as APPLE Ten Ventures Services, Inc., remains liable to fund any unfunded portion of the Preferred Member’s Commitment.

9.2 Assignment Binding on Company. No Transfer of all or any part of the Interest of a Member otherwise permitted to be made under this Agreement shall be binding upon the Company unless and until a duplicate original of the assignment agreement or other instrument of transfer, duly executed and acknowledged by the assignor or transferor, has been delivered to the Company, and such instrument evidences (i) the written acceptance by the assignee of all of the terms and provisions of this Agreement and agreement to be bound as a Member hereunder, subject to compliance with this Article 9, (ii) the assignee’s confirmation of the accuracy of each of the representations and warranties set forth in Sections 2.8, 2.9 and 2.10, as applicable, and the

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assignee’s representation that such Transfer was made in accordance with all applicable laws and regulations and (iii) the consent to the Transfer of the Interest required pursuant to Section 9.1, if any.

9.3 Substituted Members.

(a) Any Member that Transfer all of its Interests pursuant to an assignment or assignments permitted under this Agreement shall cease to be a Member of the Company except that unless and until a Substituted Member is admitted in its stead, the assigning Member shall not cease to be a Member of the Company under the Act and shall retain the rights and powers of a member under the Act and hereunder, provided that such assigning Member may, prior to the admission of a Substituted Member, Transfer its economic interest in its Interest, to the extent otherwise permitted under this Article 9. Any Person who is an assignee of any portion of the Interest of a Member pursuant to a Transfer satisfying the requirements of this Article 9 shall become a Substituted Member only when (i) the Manager has entered such assignee as a Member on the books and records of the Company, which the Manager is hereby directed to do upon satisfaction of such requirements, and (ii) such assignee has paid all of the Company’s reasonable legal fees and filing costs in connection with the substitution as a member.

(b) Any Person who is an assignee of any of the Interest of a Member pursuant to a Transfer satisfying the requirements of this Article 9 but who does not become a Substituted Member and desires to make a further Transfer of any such Interest, shall be subject to all the provisions of this Article 9 to the same extent and in the same manner as any Member desiring to make a Transfer of its Interest.

9.4 Acceptance of Prior Acts. Any person who becomes a Member, by becoming a Member, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company or any of its members prior to the date such Person became a Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to said date and which are in force and effect on said date.

9.5 Additional Limitations. Notwithstanding anything contained in this Agreement, no Transfer shall be made unless (i) registration is not required under the Securities Act of 1933, as amended, in respect of such Transfer; (ii) such Transfer does not violate any applicable federal or state securities or comparable laws; and (iii) such Transfer will not cause the Company to be treated as a “publicly‑traded partnership” within the meaning of Section 7704 of the Code.

ARTICLE 10

DISSOLUTION OF THE COMPANY;

WINDING UP AND DISTRIBUTION OF ASSETS

10.1 Dissolution.

(a) The Company shall be dissolved and its affairs shall be wound up only upon the first to occur of the following:

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(1) the mutual written consent of the Common Member and the Preferred Member;

(2) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or

(3) the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act. Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company, to the fullest extent permitted by law, the personal representative of such Member is hereby authorized and directed to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member.

(b) No Member shall have the right to (i) withdraw or resign as a Member of the Company, (ii) except as provided in Article 8, redeem or otherwise require redemption of its limited liability company interest in the Company or any part thereof or (iii) to the fullest extent permitted by law, dissolve itself voluntarily.

(c) Notwithstanding any other provision of this Agreement, the Bankruptcy of any of the Members shall not cause the Member to cease to be a Member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(d) Notwithstanding any other provision of this Agreement, each Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of any of the Members, or the occurrence of an event that causes any of the Members to cease to be a Member of the Company.

10.2 Winding Up.

(a) In the event of the dissolution of the Company pursuant to Section 10.1(a), the Manager may wind up the Company’s affairs.

(b) Upon dissolution of the Company and until the filing of a certificate of cancellation as provided in the Act, the Manager, or a liquidating trustee, as the case may be, may, in the name of, and for and on behalf of, the Company, prosecute and defend suits, whether civil, criminal or administrative, gradually settle and close the Company’s business, dispose of and convey the Company’s property, discharge or make reasonable provision for the Company’s liabilities, and distribute to the Members in accordance with Section 10.3 any remaining Assets of the Company, all without affecting the liability of the Members and without imposing liability on any liquidating trustee.

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(c) Upon the completion of winding up of the Company, the Manager, or a liquidating trustee, as the case may be, shall file a certificate of cancellation in the Office of the Secretary of State of the State of Delaware as provided in the Act and any other similar certificates of cancellation or termination required to discontinue its status as a legal entity or its authorization to do business in Delaware or any other relevant jurisdiction. The existence of the Company as a separate legal entity shall continue until the Secretary of State of the State of Delaware’s acceptance of the certificate of cancellation.

10.3 Distribution of Assets. Upon the winding up of the Company, the Company’s Assets shall be distributed in the following order of priority:

(a) first, to payment of creditors in satisfaction of liabilities of the Company;

(b) second, to establish any reserves that the Manager deems reasonably necessary for contingent or unforeseen obligations of the Company, such reserves to be held until the expiration of such period as the Manager deems advisable;

(c) third, to the Preferred Member, who shall be entitled to receive a return of its Unrecovered Capital plus all accrued but unpaid Current Pay Preferred Return and Deferred Pay Preferred Return thereon; and

(d) fourth, to the Common Member.

ARTICLE 11

AMENDMENTS

11.1 Amendments. Any amendment or supplement to this Agreement implemented solely to recognize substitution of any Member expressly permitted hereunder or an assignment of any Interest made in full compliance with Article 9 may be made by the Common Member without the consent or approval of any other Member. Any amendment or supplement to this Agreement implemented solely to (i) issue additional equity interests in the Company in full compliance with Section 3.2(d), or (ii) elect a new manager in accordance with Section 3.1(b), may, in either such case, be made by the Common Member without the consent or approval of any other Member. In all other cases, this Agreement may only be amended, supplemented or otherwise modified with the prior written consent of the Common Member and the Preferred Member.

11.2 Additional Members. In addition to the requirements of Section 11.1, if this Agreement shall be amended for the purpose of adding or substituting any Member, the amendment shall be signed by the Person to be added or substituted and by the assigning Member, if any. In making any amendments, the Manager shall prepare and file for recordation such documents and certificates as shall be required to be prepared and filed.

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ARTICLE 12

MISCELLANEOUS

12.1 Further Assurances. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of the Preferred Member or the Common Member may be necessary or advisable to carry out the intent and purpose of this Agreement.

12.2 Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by hand by depositing the same in the United States mail, first class postage prepaid, certified mail, return receipt requested, or by a recognized overnight courier service providing confirmation of delivery, to the addresses set forth in Section 2.6, or at such other address as may be designated by the addressee thereof (which in the case of the Company, shall be designated by the Manager) upon written notice to all of the Members. All notices given pursuant to this Section 12.2 shall be deemed to have been given (i) if delivered by hand on the date of delivery or on the date delivery was refused by the addressee or (ii) if delivered by United States mail or by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the return receipt or courier service confirms that acceptance of delivery was refused by the addressee).

12.3 Exculpation. Subject to the qualifications below, the Preferred Member shall not enforce any liability or obligation of the Common Member or the Company under this Agreement or the other Transaction Documents against any direct or indirect owner, employee or officer of the Common Member. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Transaction Documents; (b) affect the validity or enforceability of the Guaranty or the Pledge and Security Agreement or any of the rights and remedies of the Preferred Member against the Company or the Common Member under this Agreement or the other Transaction Documents; (c) constitute a prohibition against the Preferred Member pursuing its rights and remedies against the Company or the Common Member, as the case may be; or (d) constitute a waiver of the right of the Preferred Member to enforce the liability and obligation of the Company, by money judgment or otherwise.

12.4 Headings and Captions. All headings and captions contained in this Agreement and in the table of contents hereto are inserted for convenience only and shall not be deemed a part of this Agreement.

12.5 Variance of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require.

12.6 Counterparts. THIS AGREEMENT MAY BE EXECUTED IN TWO OR MORE COUNTERPARTS, EACH OF WHICH SHALL CONSTITUTE AN ORIGINAL AND ALL OF WHICH, WHEN TAKEN TOGETHER, SHALL CONSTITUTE ONE AGREEMENT.

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12.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

12.8 Consent to Jurisdiction. To the fullest extent permitted by law, each party hereto hereby irrevocably consents and agrees, for the benefit of each party, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement and with respect to the enforcement, modification, vacation or correction of an award rendered in an arbitration proceeding shall be brought in any city, state or federal court located in the Venue State (a “Venue Court”), and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such Venue Court with respect to any such action, suit or proceeding. Each party hereto also hereby irrevocably consents and agrees, for the benefit of each other party, that any legal action, suit or proceeding against it shall be brought in any Venue Court, and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such Venue Court with respect to any such action, suit or proceeding. Each party hereto waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such Venue Court and hereby further waives and agrees not to plead or claim in any such Venue Court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum. Each party agrees that (i) to the fullest extent permitted by law, service of process may be effectuated hereinafter by mailing a copy of the summons and complaint or other pleading by certified mail, return receipt requested, at its address set forth above and (ii) all notices that are required to be given hereunder may be given by the attorneys for the respective parties.

12.9 Partition. The Members hereby agree that no Member nor any successor‑in‑interest to any Member shall have the right to have the property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Company partitioned, and each Member, on behalf of himself, his successors, representatives, heirs and assigns, hereby waives any such right.

12.10 Invalidity. Every provision of this Agreement is intended to be severable. The invalidity and unenforceability of any particular provision of this Agreement in any jurisdiction shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

12.11 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and legal assigns. No Person other than the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and permitted assigns shall have any rights or claims under this Agreement.

12.12 Entire Agreement. This Agreement supersedes all prior agreements among the parties with respect to the subject matter hereof and together with the other Transaction Documents contains the entire Agreement among the parties with respect to such subject matter.

12.13 Waivers. No waiver of any provision hereof by any party hereto shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a continuing waiver of any matter by such party.

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12.14 Confidentiality.

(a) The Preferred Member (i) agrees not to make any such public disclosures or statements to the press and (ii) agrees not to disclose or permit the disclosure of any of the terms of this Agreement or of any other confidential, non‑public or proprietary information relating to the Company or any of its Subsidiaries (collectively, “Confidential Information”), provided that such disclosure described in clauses (i) and (ii) may be made by the Preferred Member (w) to its Affiliates and its and its Affiliates’ respective members, partners, officers, directors, employees, agents, advisors (including consultants, accountants, attorneys and financial advisors), representatives, potential capital sources, potential lenders, and potential co-investors (and their representatives) (collectively, the “Related Parties”) who need to know such information for the purpose of evaluating the transactions described herein or who otherwise need to know such information (it being understood and agreed that such disclosing party will advise such persons of their obligations concerning the confidentiality of all client affairs and information and shall instruct such persons to maintain the confidentiality of such Confidential Information in accordance with the terms of this agreement as applicable to Related Parties), (x) subject to the next paragraph, as requested or required pursuant to a subpoena, civil investigative demand (or similar process), order, statute, rule or other legal or similar requirement promulgated or imposed by a court or by a judicial, regulatory, self-regulatory (including stock exchange) or legislative body, organization, commission, agency or committee or otherwise in connection with any judicial or administrative action or proceeding or to a regulatory authority (whether in a report or pursuant to audit, examination, interrogatories or requests for information or documents or routine supervisory oversight), (y) in connection with the Preferred Member’s reporting obligations under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder or (z) with the prior consent of the Common Member. For the purposes of this Agreement, “Confidential Information” shall not include information which is or becomes generally known to the public through no act or omission of a Member in violation of this Agreement.

(b) In the event the Preferred Member shall receive a request to disclose any Confidential Information under a subpoena or order, the Preferred Member shall (i) promptly notify the Common Member thereof, (ii) consult with the Common Member on the advisability of taking steps to resist or narrow such request and (iii) if disclosure is required or deemed advisable, cooperate with the Common Member in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded the Confidential Information that is disclosed.

(c) Notwithstanding anything in the foregoing or anything else contained in this Agreement or related documents to the contrary, a Member may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such U.S. tax treatment and U.S. tax structure.

12.15 No Third Party Beneficiaries. Except as provided in Section 4.2, this Agreement is not intended and shall not be construed as granting any rights, benefits or privileges to any Person not a party to this Agreement. Without limiting the generality of the foregoing, no creditor of the Company shall have any right whatsoever to require any Member to contribute capital to the Company.

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12.16 Construction of Documents. The parties hereto acknowledge that they were represented by separate and independent counsel in connection with the review, negotiation and drafting of this Agreement and that this Agreement shall not be subject to the principle of construing its meaning against the party that drafted same.

[Signature Page Follows]

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SIGNATURE PAGE TO

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMMON MEMBER:

EASTERN COLORADO HOLDINGS, LLC, a
Delaware limited liability company

By:	/s/ Bob Kelly
Name: Bob Kelly
Title: Authorized Agent

SIGNATURE PAGE TO

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PREFERRED MEMBER:

APPLE TEN VENTURES SERVICES, INC., a Virginia corporation

By:	/s/ David Buckley
Name: David Buckley
Title: Vice President

EXHIBIT A

Common Member Interest Certificate

CERTIFICATE for COMMON MEMBER INTEREST
IN CRIPPLE CREEK ENERGY, LLC

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE. THE HOLDER OF THIS CERTIFICATE, BY ITS ACCEPTANCE HEREOF, REPRESENTS THAT IT IS ACQUIRING THIS SECURITY FOR INVESTMENT AND NOT WITH A VIEW TO ANY SALE OR DISTRIBUTION HEREOF. ANY TRANSFER OF THIS CERTIFICATE OR ANY LIMITED LIABILITY COMPANY INTEREST REPRESENTED HEREBY IS SUBJECT TO THE TERMS AND CONDITIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT (AS DEFINED BELOW).

Certificate Number 001	Common Member Interest
100% Percentage Interest

CRIPPLE CREEK ENERGY, LLC, a Delaware limited liability company (the “Company”), hereby certifies that Eastern Colorado Holdings, LLC, a Delaware limited liability company (together with any assignee of this Certificate, the “Holder”), is the registered owner of 100 percent of the Common Member Interest and 100 percent of the Percentage Interests in the Company. The rights, powers, preferences, restrictions and limitations of the limited liability company interests in the Company are set forth in, and this Certificate and the limited liability company interests in the Company represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Limited Liability Company Agreement of the Company dated as of June 6, 2013, as the same may be further amended or restated from time to time (the “Limited Liability Company Agreement”). By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the limited liability company interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the Limited Liability Company Agreement. The Company will furnish a copy of the Limited Liability Company Agreement to the Holder without charge upon written request to the Company at its principal place of business. Transfer of any or all of the limited liability company interests in the Company evidenced by this Certificate is subject to certain restrictions in the Limited Liability Company Agreement and can be effected only after compliance with all of those restrictions and the presentation to the Company of the Certificate, accompanied by an assignment in the form appearing on the reverse side of this Certificate, duly completed and executed by and on behalf of the transferor in such Transfer, and an application for transfer in the form appearing on the reverse side of this Certificate, duly completed and executed by and on behalf of the transferee in such Transfer.

Each limited liability company interest in the Company shall constitute a “security” within the meaning of (i) Section 8-102(a)(15) of the Uniform Commercial Code as in effect from time to time in the State of Delaware and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 (and each limited liability company interest in the Company shall be treated as such a “security” for all purposes, including, without limitation perfection of the security interest therein under Article 8 of each applicable Uniform Commercial Code).

This Certificate and the limited liability company interests evidenced hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed as of the date set forth below.

CRIPPLE CREEK ENERGY, LLC

	By:	/s/ Bob Kelly
Name: Bob Kelly
Title: Authorized Agent
Dated: June 6, 2013

(REVERSE SIDE OF CERTIFICATE)

ASSIGNMENT OF INTEREST

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________ (print or typewrite name of transferee), __________________ (insert Social Security or other taxpayer identification number of transferee), the following specified percentage of limited liability company interests in the Company: ______________ (identify the percentage interest being transferred) effective as of the date specified in the Application for Transfer of Interests below, and irrevocably constitutes and appoints __________________________ and its authorized officers, as attorney-in-fact, to transfer the same on the books and records of the Company, with full power of substitution in the premises.

	By:	_____________________
Name:
Title:

Dated: __________________

Address: _________________

APPLICATION FOR TRANSFER OF INTERESTS

The undersigned applicant (the “Applicant”) hereby (a) applies for a transfer of the percentage of limited liability company interests in the Company described above (the “Transfer”) and applies to be admitted to the Company as a substitute member of the Company, (b) agrees to comply with and be bound by all of the terms and provisions of the Limited Liability Company Agreement, (c) represents that the Transfer complies with the terms and conditions of the Limited Liability Company Agreement, (d) represents that the Transfer does not violate any applicable laws and regulations, and (e) agrees to execute and acknowledge such instruments (including, without limitation, a counterpart of the Limited Liability Company Agreement), in form and substance satisfactory to the Company, as the Company reasonably deems necessary or desirable to effect the Applicant’s admission to the Company as a substitute member of the Company and to confirm the agreement of the Applicant to be bound by all the terms and provisions of the Limited Liability Company Agreement with respect to the limited liability company interests in the Company described above. Initially capitalized terms used herein and not otherwise defined herein are used as defined in the Limited Liability Company Agreement.

The Applicant directs that the foregoing Transfer and the Applicant’s admission to the Company as a Substitute Member shall be effective as of ______________________________.

Name of Transferee (Print)
________________________________________
Dated: __________________________	Signature:
(Transferee)
Address: